Exhibit 10.1

CHAIRMAN’S AGREEMENT

This Chairman’s Agreement (this “Agreement”) is made and entered into as of the 28th day of November, 2005 (the “Effective Date”), between Concentra Inc., a Delaware corporation (the “Company”), and Norman C. Payson, M.D. (“Dr. Payson”).

WITNESSETH:

WHEREAS, it is the desire of the Board of Directors of the Company to assure itself of the services of Dr. Payson by engaging Dr. Payson to serve as the non-executive Chairman of the Board of Directors of the Company as set forth herein; and

WHEREAS, Dr. Payson is desirous of committing himself to serve the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

1. Engagement and Term. The Company hereby engages Dr. Payson to serve as the non-executive Chairman (“Chairman”) of the Board of Directors of the Company (the “Board”), and Dr. Payson hereby agrees to accept such engagement, on the terms and conditions set forth herein, for the period commencing on the Effective Date and expiring as of 11:59 p.m. on the first anniversary of the Effective Date (unless sooner terminated as hereinafter set forth) (the “Term”); provided, however, that commencing on such anniversary date, and each anniversary of the date hereof thereafter, the Term of this Agreement shall automatically be renewed for one (1) additional year unless at least sixty (60) days prior to any such anniversary date, the Company or Dr. Payson shall have given notice of nonrenewal.

2. Duties and Restrictions.

(a) Duties. Dr. Payson shall serve on the Board as its Chairman, with all such powers as may be set forth in the Company’s Bylaws with respect to, and/or are reasonably incident to, such office. Dr. Payson’s responsibilities as Chairman will consist of (i) overseeing the Company’s (and its operating divisions’) strategic direction, (ii) developing the Company’s senior management, including providing guidance and advice to the President and Chief Executive Officer and other members of senior management, (iii) assisting with investor relations, (iv) organizing meetings of the Board of Directors; and (v) such other responsibilities as are incidental to the foregoing. During the Term, Dr. Payson shall have direct access to the senior management of the Company, including senior management of the Company’s operating divisions. It is anticipated that Dr. Payson’s duties will require his business time and attention for an average of approximately eight (8) days per month during the entire Term, it being understood that the number of days will vary from month to month. Notwithstanding the foregoing, it is anticipated that Dr. Payson’s duties will require his business time and attention for an average of approximately ten (10) days per month for the first six (6) months after the Effective Date. Subject to Section 2(b), Dr. Payson may engage in other business and charitable activities,

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including, without limitation business and charitable activities in the health care and health care financing industries, to the extent that such activities do not prevent Dr. Payson from performing his duties pursuant to this Agreement and do not otherwise cause Dr. Payson to violate his fiduciary duties as an officer and/or director of the Company.

(b) Noncompetition. Dr. Payson agrees that during the Term he will not (i) solicit the employment or engagement of, employ or engage, or endeavor to entice away from the Company or its subsidiaries or affiliates, any person who is an employee of the Company or any of its subsidiaries or affiliates, or (ii) be employed by, associated with, or have any interest in, directly or indirectly (whether as principal, director, officer, employee, consultant, partner, stockholder, member, trustee, manager, or otherwise), any occupational healthcare company, or healthcare network services company that primarily is in the business of providing review (including fee negotiation), repricing, and reduction of medical bills, which has a principal line of business that is directly competitive with the Company or its subsidiaries or affiliates in any geographical area in which the Company or its subsidiaries or affiliates engage in business. This noncompetition provision does not preclude Dr. Payson from being employed by or associated with or having any interest, directly or indirectly (whether as a principal, director, officer, employee, consultant, partner, stockholder, member trustee, manager or otherwise), in the health insurance or health plan “payor” business regardless of the benefit designs or cost containment techniques utilized by that payor or payors. Further, notwithstanding the foregoing, Dr. Payson shall not be prohibited from owning five percent (5%) or less of the outstanding equity securities of any entity whose equity securities are listed on a national securities exchange or publicly traded in any over-the-counter market.

(c) Confidentiality. Dr. Payson agrees that he shall not, directly or indirectly, at any time during the Term or following the termination of this Agreement with the Company (other than in connection with his performance of services to the Company), reveal, divulge, or make known to any person or entity, or use for his personal benefit (including, without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company or any of its subsidiaries or affiliates), any nonpublic, proprietary, or confidential information (“Confidential Information”) acquired during the course of his engagement hereunder with regard to the financial, business, or other affairs of the Company or any of its subsidiaries or affiliates (including, without limitation, any list or record of persons or entities with which the Company or any of its subsidiaries or affiliates has any dealings). Confidential Information shall not include (without limitation) (i) material then in the public domain, (ii) information of a type not considered confidential by persons engaged in the same business or a similar business to that conducted by the Company, and (iii) material that Dr. Payson discloses under the following circumstances: (A) in the performance of his duties and responsibilities hereunder, (B) reasonably necessary or appropriate disclosure to an employee of the Company or to representatives or agents of the Company (such as independent public accountants and legal counsel); (C) at the express direction of any authorized governmental entity; (D) pursuant to a subpoena or other legal process; (E) as otherwise required by law or the rules, regulations, or orders of any applicable regulatory body; (F) as otherwise necessary or appropriate to be disclosed in connection with the prosecution or the defense of any legal action or similar

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proceeding; or (G) disclosure to Dr. Payson’s legal counsel or other advisers on a confidential basis.

3. Compensation, Expenses, and Benefits.

(a) Compensation. In consideration of Dr. Payson’s performance of services pursuant to this Agreement, the Company shall compensate Dr. Payson by granting him (i) non-qualified options to acquire shares of the Company’s common stock, par value $.01 per share (“Common Stock”), (ii) restricted shares of Common Stock, and (iii) the right to purchase shares of Common Stock, all as more fully described on Exhibit A hereto. Any additional compensation by the Company to Dr. Payson for such services shall be in the sole discretion of the Compensation Committee of the Company’s Board of Directors. The Company makes no representation or warranty with respect to the tax consequences of any compensatory awards granted to Dr. Payson. Dr. Payson is responsible for the payment, if applicable, of (X) any and all local, state, and federal taxes (including but not limited to any taxes imposed pursuant to section 409A of the Internal Revenue Code of 1986, as amended), (Y) estimated payment obligations, and (Z) any penalties or assessments arising from such compensatory awards. It is the Company’s good faith belief that, as of the Effective Date, the fair market value of the Common Stock is not greater than $18 per share.

(b) Expenses. Dr. Payson shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him during the Term (in accordance with the policies and procedures established by the Board of Directors for its senior executive officers) in performing services hereunder, provided that Dr. Payson properly accounts therefor in accordance with Company policy. Without limiting the generality of the foregoing, the Company shall reimburse Dr. Payson for his use of private aircraft for Company business during the Term, up to a maximum of Five Hundred Thousand Dollars ($500,000) during each 12-month period commencing with the Effective Date.

(c) Other Benefits. Dr. Payson shall be entitled to participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company now or in the future to non-employee members of the Board, subject to and on a basis consistent with the eligibility requirements and other terms, conditions, and overall administration of such plan or arrangement. The Company shall not make any changes in any such employee benefit plans or other arrangements in effect on the date hereof or subsequently in effect in which Dr. Payson currently or in the future participates that would adversely affect Dr. Payson’s rights or benefits thereunder, unless such change is applicable to all non-employee members of the Company’s Board of Directors and does not result in a proportionately greater reduction in the rights of or benefits to Dr. Payson as compared with any non-employee member of the Company’s Board of Directors.

4. Indemnification. The Company and Dr. Payson shall enter into the Company’s standard Indemnification Agreement for directors and executive officers of the Company, substantially in the form of Exhibit B hereto.

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5. Office Location. Dr. Payson shall primarily perform his duties and responsibilities hereunder based out of his personal office and/or Company’s principal executive office located at 5080 Spectrum Drive, Addison, Texas, except for reasonable required travel on the Company’s business.

6. Termination. This Agreement may be terminated by the Company or Dr. Payson, as applicable, without any breach of this Agreement, only under the following circumstances and subject to the provisions of Section 8.

(a) Death. This Agreement shall terminate upon Dr. Payson’s death.

(b) Disability. If, as a result of Dr. Payson’s incapacity due to physical or mental illness or injury, Dr. Payson shall have been unable, with reasonable accommodation, to perform the essential functions of his duties and responsibilities hereunder or shall otherwise become disabled within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended, for one hundred eighty (180) consecutive calendar days (“Disabled”), and within thirty (30) days after written notice of termination is given (which may occur before or after the end of such one hundred eighty (180) day period) Dr. Payson shall not have returned to the performance of his material duties and responsibilities hereunder, the Company may terminate this Agreement. Dr. Payson may also terminate this Agreement in the event that he becomes Disabled.

(c) Termination by the Company for Cause. Subject to the provisions of Section 8(c), the Company may terminate this Agreement upon Dr. Payson’s removal as a member of the Company’s Board of Directors by the Company’s stockholders in accordance with the Company’s Bylaws either with or without “Cause.” For purposes of this Agreement (but subject to Section 8(c)), such removal shall be deemed to have been for “Cause” only if it occurs upon:

(i) Dr. Payson’s willful or intentional failure to perform his material duties and responsibilities hereunder (other than any such failure resulting from Dr. Payson’s incapacity due to physical or mental illness or any such failure after the issuance of a Notice of Termination for Good Reason (as hereinafter defined) by Dr. Payson);

(ii) Dr. Payson’s commission of an act of dishonesty or fraud of a material nature in connection with the performance of his duties hereunder, or his willful or intentional misconduct of a material nature in connection with the performance of his duties hereunder; or

(iii) Dr. Payson’s conviction of, or entering of a plea of nolo contendere with respect to, a felony.

(d) Termination by Dr. Payson for Good Reason. Subject to the provisions of Section 8(d), and at his option, Dr. Payson may terminate his employment hereunder for Good Reason. For purposes of this Agreement, the termination of this Agreement by Dr. Payson

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because of the occurrence of any one or more of the following events shall be deemed to have occurred for “Good Reason”:

(i) a material adverse change or diminution in the nature or scope of Dr. Payson’s authorities, status, powers, functions, duties, or responsibilities from those set forth in Section 2 of this Agreement;

(ii) any removal by the Company of Dr. Payson from, or any failure to appoint or reelect Dr. Payson to, the position indicated in Section 1 of this Agreement except in connection with the Company’s termination of this Agreement for Cause or Disability;

(iii) a failure by the Company to comply with any other material term or provision hereof or of any other written agreement between Dr. Payson and the Company;

(iv) delivery by the Company of notice of non-renewal pursuant to Section 1 of this Agreement; or

(v) the occurrence of a Change in Control, as defined in Exhibit C hereto.

(e) Termination by Dr. Payson Without Good Reason. Dr. Payson may terminate this Agreement at any time, without Good Reason, upon thirty (30) days prior written notice to the Company.

7. Effect of Expiration or Termination. Upon the expiration or earlier termination of this Agreement, Dr. Payson shall be deemed to have resigned as Chairman and from all other officerships and directorships he then holds with the Company and/or any of its subsidiaries or affiliates.

8. Other Provisions Relating to Termination.

(a) Notice of Termination. Any termination of this Agreement by the Company or by Dr. Payson (other than termination because of the death of Dr. Payson) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of this Agreement under the provision so indicated.

(b) Date of Termination. For purposes of this Agreement, “Date of Termination” shall mean: (1) if this Agreement is terminated by Dr. Payson’s death, the date of his death; (2) if this Agreement is terminated because of a Disability pursuant to Section 6(b), then thirty (30) days after Notice of Termination is given (provided that Dr. Payson shall not have returned to the performance of his duties during such thirty (30) day period); (3) if this Agreement is terminated by Dr. Payson for Good Reason, then, subject to Section 8(d), the date

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specified in the Notice of Termination; (4) if either party timely gives notice of nonrenewal pursuant to Section 1, the date upon which the Term expires; and (5) if this Agreement is terminated by Dr. Payson pursuant to Section 6(e) or by the Company without Cause pursuant to Section 6(c), then thirty (30) days after Notice of Termination is given.

(c) Cause. In the case of any potential termination of this Agreement for Cause, the Company will give Dr. Payson a Notice of Termination describing in reasonable detail, the facts or circumstances giving rise to such termination (and, if applicable, the action required to cure same) and will permit Dr. Payson thirty (30) days to cure such facts or circumstances. Cause for termination will not be deemed to exist until the expiration of the foregoing cure period. If after thirty (30) days following Dr. Payson’s receipt of a Notice of Termination for Cause, Dr. Payson has not cured the facts or circumstances giving rise to termination for Cause, then a subsequent termination pursuant to Section 6(c) may be deemed to be a termination for Cause. Further, no termination shall be treated as a termination for Cause unless the Board has adopted a resolution by the affirmative vote of not less than two-thirds (2/3) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Dr. Payson and an opportunity for Dr. Payson, together with the Dr. Payson ‘s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive was guilty of conduct set forth in clause (i), (ii) or (iii) of the definition of Section 6(c), and specifying the particulars thereof in detail. Any such determination by the Board shall not be given deference in any subsequent proceeding challenging the existence of Cause.

(d) Good Reason. Upon the occurrence of an event described in the definition of “Good Reason” in Section 6(d), Dr. Payson may terminate this Agreement for Good Reason by giving a Notice of Termination to the Company to that effect. If the effect of the occurrence of the event giving rise to Good Reason under Section 6(d) may be cured, the Company shall have the opportunity to cure any such effect for a period of thirty (30) days following receipt of Dr. Payson’s Notice of Termination. If the Company fails to cure any such effect, the termination for Good Reason shall become effective on the date specified in Dr. Payson’s Notice of Termination. If Dr. Payson does not give such Notice of Termination to the Company, then this Agreement will remain in effect; provided, however, that the failure of Dr. Payson to terminate this Agreement for Good Reason shall not be deemed a waiver of Dr. Payson’s right to terminate this Agreement for Good Reason, with respect to a prior or subsequent event.

9. Independent Contractor. In the performance of services hereunder, Dr. Payson is serving as a director of and not an employee of the Company. This Agreement in no way creates, nor shall Dr. Payson’s performance of services hereunder be interpreted as creating, an employment relationship between Dr. Payson and the Company.

10. Successors; Binding Agreement. This Agreement shall be binding upon, and inure to the benefit of, the Company, Dr. Payson, and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. The Company hereby represents, as a material inducement for Dr.

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Payson to execute this Agreement, that the Board has authorized the execution of this Agreement in this form.

11. Notice. For purposes of this Agreement, all notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when (a) delivered personally, (b) sent by facsimile or similar electronic device and confirmed, (c) delivered by overnight express, or (d) if sent by any other means, upon receipt. Notices and all other communications provided for in this Agreement shall be addressed as follows:

If to Dr. Payson:	Norman C. Payson, M.D.
NCP, Inc.
8 Centre Street, Suite 3
Concord, New Hampshire 03301

If to the Company:	Concentra Inc.
5080 Spectrum Drive, Suite 1200 – West Tower
Addison, Texas 75001
Attention: General Counsel

or to such other address as either party may have furnished to the other in writing in accordance herewith.

12. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a written instrument signed by Dr. Payson and the Company. No waiver by either party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. The validity, interpretation, construction, and performance of this Agreement shall be governed by the laws of the State of Delaware, excluding any choice-of-law provisions thereof.

13. Dispute Resolution. Any controversy or claim arising out of or related to this Agreement or Dr. Payson’s service to the Company shall be settled by binding arbitration in Boston, Massachusetts, before a single arbitrator administered by the American Arbitration Association, and the arbitrator’s written decision shall include findings of fact and conclusions of law and may be entered in any court having jurisdiction thereof. The arbitrator shall be chosen jointly by Dr. Payson and the Company or, if no arbitrator is acceptable to both parties, shall be chosen jointly by an arbitrator nominated by each such party.

14. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

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15. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement.

16. Entire Agreement. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not set forth expressly in this Agreement, including, without limitation, the Exhibits hereto). This Agreement, including the Exhibits hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes in all respects any and all prior agreements, understandings, or arrangements, written or oral, between the parties, which prior agreements, understanding, and arrangements, if any, are hereby superseded, cancelled, and of no further force or effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

THE COMPANY:

CONCENTRA INC.

By:	/s/ Daniel J. Thomas
President and Chief Executive Officer
Daniel J. Thomas

DR. PAYSON:

/s/ Norman C. Payson, M.D.
Norman C. Payson, M.D.

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EXHIBIT A

DESCRIPTION OF EQUITY COMPENSATION

Subject only to the execution and delivery of a definitive Option Award Agreement, Restricted Stock Award Agreement, and Stock Purchase Agreement incorporating the following terms:

1.	Stock Options and Restricted Stock.

(a)	Stock Options. Pursuant to and subject to the terms and conditions of the Concentra Inc. 2005 Stock Option and Restricted Stock Purchase Plan for Non-Executive Chairman (the “Incentive Plan”), the Company will award to Dr. Payson, on the Effective Date, a ten-year non-qualified option to acquire 603,205 shares of Common Stock (the “Option”) at an exercise price of $18.00 per share. Subject to Dr. Payson’s continued service pursuant to the Chairman’s Agreement and except as otherwise provided in Section 1(c) or Section 1(d), the Option will vest and become exercisable as to 1/12th of the total number of shares subject to the Option on February 28, 2006, and with respect to an additional 1/12th of such shares on each three month anniversary subsequent to February 28, 2006 (i.e., May 28, 2006, August 28, 2006, etc.) until the Option is completely vested and exercisable. To the extent vested, the Option shall remain exercisable for the remainder of its ten-year term. The Option shall be further subject to the terms of Section 1(e) hereof, and the terms of the Option shall permit Dr. Payson to exercise an applicable portion of the Option (to the extent vested) by delivering to the Company a number of unencumbered shares of Common Stock then held by Dr. Payson for at least six (6) months, and otherwise qualifying as mature shares pursuant to then-applicable accounting standards, having an aggregate fair market value as of the applicable exercise date equal to the exercise price of such Option. Dr. Payson shall also have the right to sell to the Company a number of shares of Common Stock then held by Dr. Payson for at least six (6) months, and otherwise qualifying as mature shares pursuant to then-applicable accounting standards, having a fair market value equal to the amount of income and other taxes payable by Dr. Payson in connection with such exercise.

(b)	Initial Stock Award and Restricted Stock Award. Pursuant to and subject to the terms and conditions of the Incentive Plan:

(i)	Initial Stock Award. The Company will award to Dr. Payson on the Effective Date 138,890 fully-vested shares of Common Stock.

(ii)

Restricted Stock Award. The Company will award to Dr. Payson, on the Effective Date, 402,137 restricted shares of Common Stock (the “Restricted Stock”) under the Incentive Plan. Subject to Dr. Payson’s continued service pursuant to the Chairman’s Agreement and except as otherwise provided in Section 1(c) or Section 1(d), the Restricted Stock will vest and become free from forfeiture restrictions as to 1/12th of the total number of shares of Restricted Stock on February 28, 2006, and with respect to an additional 1/12th of such shares on each three month anniversary subsequent to February 28, 2006 (i.e., May 28, 2006, August 28, 2006, etc.) until the Restricted Stock is completely vested. On each vesting date, Dr. Payson may sell to the Company a number of unencumbered shares of Common Stock then held by Dr. Payson for at least six (6) months, and otherwise qualifying as mature shares pursuant to then-applicable accounting standards, having a fair market value equal to the amount of income and other taxes payable by Dr. Payson in connection with such vesting. The Restricted Stock shall be further subject to the terms of Section 1(e) hereof.

(c)	Change in Control, Partial Divestiture, and Purchase Option Exercise Vesting; Lock-Up.

(i)	The Option shall become immediately and fully vested and exercisable for the remainder of its term, and the Restricted Stock shall become immediately and fully vested and free from forfeiture restrictions, (A) immediately prior to the occurrence during the Term of the Chairman’s Agreement of a Change in Control (as defined on Exhibit C to the Chairman’s Agreement) or an Initial Public Offering, or (B) upon the Company’s sale during the Term of the Chairman’s Agreement of all of substantially all of one or more of its operating divisions representing in the aggregate twenty-five percent (25%) or more or the Company’s Consolidated EBITDA. “Initial Public Offering” shall mean an underwritten public offering of the Common Stock pursuant to an effective registration statement under the Securities Act of 1933, as amended.

(ii)	In the event that Dr. Payson exercises the Purchase Option (as defined in Section 2(b) below) in full, the Option shall vest and be exercisable for the remainder of its term, and the Restricted Stock shall vest and be free of forfeiture restrictions, as follows: 1/8th of the total number of shares subject to the Option and 1/8th of the total number of shares of Restricted Stock on February 28th, 2006,; an additional 1/8th of such shares on each three month anniversary subsequent to February 28th, 2006 (i.e., May 28th, 2006; August 28th, 2006; etc.) until the Option is completely vested and exercisable and the Restricted Stock is completely vested and free from forfeiture restrictions. If applicable, the vesting schedule described in this clause (ii) shall be applied retroactively to the Effective Date.

(iii)	Dr. Payson agrees to be bound to a customary lock-up provision for up to 180 days if required by the Company’s underwriters in connection with an initial public offering of the Company’s Common Stock

(d)	Effect of Termination of Chairman’s Agreement.

(i)	In the event of the termination of the Chairman’s Agreement pursuant to Section 6(a), Section 6(b) or Section 6(d) of the Chairman’s Agreement or in the event of a termination of the Chairman’s Agreement pursuant to Section 6(c) other than for Cause, the Option and Restricted Stock, to the extent not previously vested (including, without limitation, by reason of Section 1(c)), shall become immediately and fully vested, and the Option shall remain exercisable for the remainder of its term.

(ii)	In the event of the termination of the Chairman’s Agreement pursuant to Section 6(c) of the Chairman’s Agreement for Cause, pursuant to Section 6(e) of the Chairman’s Agreement by Dr. Payson, or by Dr. Payson electing not to renew the Term pursuant to Section 1 of the Chairman’s Agreement, the vested portion of the Option shall remain exercisable for the remainder of its term and unvested portions of the Option and Restricted Stock shall be forfeited.

(e)	Equitable Adjustment. In the event of a merger, consolidation, reorganization, recapitalization, stock split, stock dividend, extraordinary dividend, or other similar change in the structure or capitalization of the Company, appropriate adjustments shall be made to Dr. Payson’s Option, Restricted Stock, and Purchase Option in order to prevent enlargement or dilution of his rights thereunder, including, if applicable, adjustments to the (a) number and kind of shares of Common Stock or other securities, cash, or property subject to the award or that may be delivered thereunder and/or (b) exercise price of the award.

2.	Purchases of Common Stock.

(a)	Initial Investment. On the Effective Date, Dr. Payson shall purchase from the Company for his own account, and the Company shall sell to him, 555,556 shares of Common Stock for an aggregate purchase price of $10,000,008 (i.e., at a purchase price of $18.00 per share).

(b)	Purchase Option. On the Effective Date, the Company will grant to Dr. Payson a fully-vested option (the “Purchase Option”) to acquire, at any time during the six month period following the Effective Date, up to a maximum of 1,666,667 additional shares of Common Stock, at an exercise price of $18.00 per share (i.e., an aggregate purchase price with respect to the entire Purchase Option of $30,000,006). The Purchase Option shall be subject to the terms of Section 1(e).

(c)	Stockholders Agreement. Dr. Payson will make customary representations to the Company with respect to his purchase of Common Stock and will become a party to the Stockholders Agreement, dated as of August 17, 1999, between Concentra and certain of its stockholders, as amended.

EXHIBIT B

FORM OF INDEMNIFICATION AGREEMENT

FORM APPROVED BY

CONCENTRA INC. BOARD OF DIRECTORS – JUNE 26, 2003

STANDARD FOR ALL CONCENTRA DIRECTORS

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made and entered into as of this          day of                      200  , by and between Concentra Inc., a Delaware corporation (the “Corporation”), and                     , a                      resident (“Indemnitee”).

RECITALS:

A. Competent and experienced persons are reluctant to serve or to continue to serve corporations as directors or in other capacities unless they are provided with adequate protection through insurance or indemnification (or both) against claims and actions against them arising out of their service to and activities on behalf of those corporations.

B. The current uncertainties relating to the availability of adequate insurance for directors and officers have increased the difficulty for corporations to attract and retain competent and experienced persons.

C. The Board of Directors of the Corporation has determined that the continuation of present trends in litigation will make it more difficult to attract and retain competent and experienced persons, that this situation is detrimental to the best interests of the Corporation’s stockholders, and that the Corporation should act to assure its directors and officers that there will be increased certainty of adequate protection in the future.

D. The Certificate of Incorporation of the Corporation requires the Corporation to indemnify its directors and officers to the fullest extent permitted by law.

E. It is reasonable, prudent, and necessary for the Corporation to obligate itself contractually to indemnify its directors and officers to the fullest extent permitted by applicable law in order to induce them to serve or continue to serve the Corporation.

F. Indemnitee is willing to serve, continue to serve, and to take on additional service for or on behalf of the Corporation on the condition that he be indemnified to the fullest extent permitted by law.

G. Concurrently with the execution of this Agreement, Indemnitee is agreeing to serve or to continue to serve as a director or officer of the Corporation.

AGREEMENTS:

NOW, THEREFORE, in consideration of the foregoing premises, Indemnitee’s agreement to serve or continue to serve as a director or officer of the Corporation, and the covenants contained in this Agreement, the Corporation and Indemnitee hereby covenant and agree as follows:

1. Certain Definitions:

(a) “Acquiring Person” means any Person other than (i) the Corporation, (ii) any of the Corporation’s Subsidiaries, (iii) any employee benefit plan of the Corporation or of a Subsidiary of the Corporation or of a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, (iv) any trustee or other fiduciary holding securities under an employee benefit plan of the Corporation or of a Subsidiary of the Corporation or of a corporation owned directly or indirectly by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation, or (v) any Person who, as of July 1, 2003, was the “beneficial owner” (as hereinafter defined), directly or indirectly, of securities of the Corporation representing twenty percent or more of the combined voting power of the Voting Securities of the Corporation outstanding as of such date.

(b) “Change in Control” means the occurrence of any of the following events:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (x) the then outstanding shares of Common Stock of the Corporation (the “Outstanding Corporation Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors (the “Outstanding Corporation Voting Securities”); provided, however, that for purposes of this Subparagraph (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Corporation, (B) any acquisition by the Corporation, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Corporation or any corporation controlled by the Corporation or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below; or

(ii) Individuals who, as of the date of this Agreement, constitute Incumbent Directors cease for any reason to constitute at least a majority of the Corporation’s Board of Directors;

(iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Corporation or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such

Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Corporation or all or substantially all of the Corporation’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Corporation Common Stock and Outstanding Corporation Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan (or related trust) of the Corporation or the corporation resulting from the Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership of the Corporation existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Directors at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) Approval by the stockholders of the Corporation of a complete liquidation or dissolution of the Corporation.

(c) “Claim” means any threatened, pending, or completed action, suit, or proceeding (including, without limitation, securities laws actions, suits, and proceedings), or any inquiry or investigation (including discovery), whether conducted by the Corporation or any other party, that Indemnitee in good faith believes might lead to the institution of any action, suit, or proceeding, whether civil, criminal, administrative, investigative, or other. Without limiting the foregoing, “Claim” shall also mean the good faith determination by the Indemnitee that the Indemnitee owes or is otherwise liable or obligated to pay any Joint/Secondary Liability.

(d) “Expenses” means all costs, expenses (including attorneys’ and expert witnesses’ fees), and obligations paid or incurred in connection with investigating, defending (including affirmative defenses and counterclaims), being a witness in, or participating in (including on appeal), or preparing to defend, be a witness in, or participate in, any Claim relating to any Indemnifiable Event.

(e) “Incumbent Directors” means the individuals who, as of the date of this Agreement, constitute the Board of Directors and any other individual who becomes a director of the Corporation after that date and whose election or appointment by the Board of Directors or nomination for election by the Corporation’s stockholders was approved by a vote of at least a majority of the directors who are then the Incumbent Directors, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Directors.

(f) “Indemnifiable Event” means any event or occurrence (including, without limitation, the incurrence of any Joint/Secondary Liability by the Indemnitee) related to the fact that Indemnitee is or was a director, member of a committee of the board of directors, officer, employee, agent, or fiduciary of the Corporation, or is or was serving at the request of the Corporation as a director, member of a committee of the Board of Directors, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, or by reason of any thing done or not done by Indemnitee in any such capacity. For purposes of this Agreement, the Corporation agrees that Indemnitee’s service on behalf of or with respect to any Subsidiary of the Corporation shall be deemed to be at the request of the Corporation.

(g) “Joint/Secondary Liabilities” means any and all taxes and other liabilities or obligations for which the Corporation is primarily liable and for which the Indemnitee is jointly or secondarily liable or which the Indemnitee is obligated to pay under any statute, regulation, or court or arbitral decision.

(h) “Person” means any person or entity of any nature whatsoever, specifically including (but not limited to) an individual, a firm, a company, a corporation, a limited liability company, a partnership, a trust or other entity. A Person, together with that Person’s affiliates and associates (as those terms are defined in Rule 12b-2 under the Exchange Act for purposes of this definition only), and any Persons acting as a partnership, limited partnership, joint venture, association, syndicate or other group (whether or not formally organized), or otherwise acting jointly or in concert or in a coordinated or consciously parallel manner (whether or not pursuant to any express agreement), for the purpose of acquiring, holding, voting or disposing of securities of the Corporation with that Person, shall be deemed a single “Person.”

(i) “Potential Change in Control” shall be deemed to have occurred if (i) the Corporation enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; (ii) any Person (including the Corporation) publicly announces an intention to take or to consider taking actions that, if consummated, would constitute a Change in Control; (iii) after the Corporation has become a reporting company under the Exchange Act, any Acquiring Person who is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing 10% or more of the combined voting power of the then outstanding Voting Securities of the Corporation increases his beneficial ownership of such securities by 5% or more over the percentage so owned by that Person on the date hereof; or (iv) the Board of Directors of the Corporation adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(j) “Reviewing Party” means any appropriate person or body consisting of a member or members of the Corporation’s Board of Directors or any other person or body appointed by the Board (including Special Counsel referred to in Section 3) who is not a party to the particular Claim for which Indemnitee is seeking indemnification.

(k) “Special Counsel” means special, independent counsel selected by Indemnitee and approved by the Corporation (which approval shall not be unreasonably withheld), and who has not otherwise performed services for the Corporation or for Indemnitee within the last three years (other than as Special Counsel under this Agreement or similar agreements).

(l) “Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of the voting power of the voting equity securities or equity interest is owned, directly or indirectly, by that Person.

(m) “Voting Securities” means any securities that vote generally in the election of directors or in the selection of any other similar governing body.

2. Basic Indemnification and Expense Reimbursement Arrangement.

(a) In the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Corporation shall indemnify Indemnitee to the fullest extent permitted by law as soon as practicable but in any event no later than 30 days after written demand is presented to the Corporation, against any and all Expenses, Joint/Secondary Liabilities, judgments, fines, penalties, and amounts paid in settlement (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Expenses, Joint/Secondary Liabilities, judgments, fines, penalties, or amounts paid in settlement) of or with respect to that Claim. Notwithstanding the foregoing, the obligations of the Corporation under Section 2(a) shall be subject to the condition that the Reviewing Party shall not have determined in good faith, following its receipt of a written opinion of Special Counsel (as contemplated by Section 3), that the Corporation would not be permitted under applicable law to make a requested indemnification payment to the Indemnitee. Nothing contained in this Agreement shall require any determination under this Section 2(a) to made by the Reviewing Party prior to the disposition or conclusion of the Claim against the Indemnitee; provided, however, that Expense Advances shall continue to be made by the Corporation pursuant to and to the extent required by the provisions of Section 2(b).

(b) If so requested by Indemnitee, the Corporation shall pay any and all Expenses incurred by Indemnitee (or, if applicable, reimburse Indemnitee for any and all Expenses incurred by Indemnitee and previously paid by Indemnitee) within two business days after such request (an “Expense Advance”). The Corporation shall be obligated to make or pay an Expense Advance in advance of the final disposition or conclusion of any Claim. In connection with any request for an Expense Advance, if requested by the Corporation, Indemnitee or Indemnitee’s counsel shall submit an affidavit stating that the Expenses incurred were reasonable. Any dispute as to the reasonableness of any Expense shall not delay an Expense Advance by the Corporation, and the Corporation agrees that any such dispute shall be resolved only upon the disposition or conclusion of the underlying Claim against the Indemnitee. If, when, and to the extent that the Reviewing Party determines in good faith, following its receipt of a written opinion of Special Counsel (as contemplated by Section 3), that the

Corporation would not be permitted under applicable law to indemnify Indemnitee with respect to a Claim, the Corporation shall be entitled to be reimbursed by Indemnitee and Indemnitee hereby agrees to reimburse the Corporation without interest (which agreement shall be an unsecured obligation of Indemnitee) for all related Expense Advances theretofore made or paid by the Corporation; provided, however, that if Indemnitee has commenced action pursuant to Section 21 hereof to secure a determination that Indemnitee should be indemnified under applicable law, any determination made by the Reviewing Party that Indemnitee would not be permitted to be indemnified under applicable law shall not be binding and Indemnitee shall not be required to reimburse the Corporation for any Expense Advance, and the Corporation shall be obligated to continue to make Expense Advances, until a final judicial determination (as to which all rights of appeal therefrom have been exhausted or lapsed) or an arbitral determination, as the case may be, is made with respect thereto. As contemplated by Section 3, the Reviewing Party shall be advised by or shall be Special Counsel. If there has been no determination by the Reviewing Party or if the Reviewing Party determines that Indemnitee substantively would not be permitted to be indemnified in whole or in part under applicable law, Indemnitee shall have the right to commence an action pursuant to Section 21 hereof. Any determination by the Reviewing Party otherwise shall be conclusive and binding on the Corporation and Indemnitee.

3. Special Counsel. The Corporation agrees that it shall not deny any indemnification payments or Expense Advances that Indemnitee requests or demands under this Agreement unless the Reviewing Party shall have received a written opinion of Special Counsel, delivered to the Corporation and Indemnitee, that the Corporation would not be permitted under applicable law to pay Indemnitee such indemnification payment or Expense Advance. The Corporation agrees to pay the reasonable fees of Special Counsel referred to in this Section 3 and to indemnify fully Special Counsel against any and all expenses (including attorneys’ fees), claims, liabilities, and damages arising out of or relating to this Agreement or Special Counsel’s engagement pursuant hereto.

4. Establishment of Trust. In the event of a Potential Change in Control, the Corporation shall, upon written request by Indemnitee, create a trust for the benefit of Indemnitee (the “Trust”) and from time to time upon written request of Indemnitee shall fund the Trust in an amount sufficient to satisfy any and all Expenses reasonably anticipated at the time of each such request to be incurred in connection with investigating, preparing for, and defending any Claim relating to an Indemnifiable Event, and any and all judgments, fines, penalties, and settlement amounts (including all interest, assessments, and other charges paid or payable in connection with or in respect of such expenses, judgments, fines, penalties, and settlement amounts) of any and all Claims relating to an Indemnifiable Event from time to time actually paid or claimed, reasonably anticipated, or proposed to be paid. The amount or amounts to be deposited in the Trust pursuant to the foregoing funding obligation shall be determined by the Reviewing Party, in any situation in which Special Counsel referred to in Section 3 is involved. The terms of the Trust shall provide that, upon a Change in Control, (i) the Trust shall not be revoked or the principal thereof invaded, without the written consent of Indemnitee; (ii) the trustee of the Trust shall advance, within two business days of a request by Indemnitee, any and all Expenses to Indemnitee (and Indemnitee hereby agrees to reimburse the Trust under the circumstances in which Indemnitee would be required to reimburse the Corporation for Expense Advances under Section 2(b) of this Agreement); (iii) the Trust shall continue to be funded by the Corporation in accordance with the funding obligation set forth above; (iv) the trustee of the Trust shall promptly pay to Indemnitee all amounts for which Indemnitee shall be entitled to indemnification pursuant to this Agreement or otherwise; and (v) all unexpended funds in that Trust shall revert to the Corporation upon a final determination by the Reviewing Party or a court of competent jurisdiction or arbitral tribunal, as the case may be, that Indemnitee has been fully indemnified under the terms of this Agreement. The trustee of the Trust shall be chosen by Indemnitee. Nothing in this Section 4 shall relieve the Corporation of any of its obligations under this Agreement.

5. Indemnification for Additional Expenses. The Corporation shall indemnify Indemnitee against any and all costs and expenses (including attorneys’ and expert witnesses’ fees) and, if requested by Indemnitee, shall (within two business days of that request) advance those costs and expenses to Indemnitee, that are incurred by Indemnitee in connection with any claim asserted against or action brought by Indemnitee for (i) indemnification or advance payment of Expenses by the Corporation under this Agreement or any other agreement or provision of the Corporation’s Certificate of Incorporation or By-laws now or hereafter in effect relating to Claims for Indemnifiable Events or (ii) recovery under any directors’ and officers’ liability insurance policies maintained by the Corporation, regardless of whether Indemnitee ultimately is determined to be entitled to that indemnification, advance expense payment, or insurance recovery, as the case may be.

6. Partial Indemnity. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of the Expenses, judgments, fines, penalties, and amounts paid in settlement of a Claim but not, however, for all of the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. Moreover, notwithstanding any other provision of this Agreement, to the extent that Indemnitee has been successful on the merits or otherwise in defense of any or all Claims relating in whole or in part to an Indemnifiable Event or in defense of any issue or matter therein, including dismissal without prejudice, Indemnitee shall be indemnified against all Expenses incurred in connection therewith.

7. Contribution.

(a) Contribution Payment. To the extent the indemnification provided for under any provision of this Agreement is determined (in the manner hereinabove provided) not to be permitted under applicable law, then in the event Indemnitee was, is, or becomes a party to or witness or other participant in, or is threatened to be made a party to or witness or other participant in, a Claim by reason of (or arising in part out of) an Indemnifiable Event, the Corporation, in lieu of indemnifying Indemnitee, shall contribute to the amount of any and all Expenses, judgments, fines, or penalties assessed against or incurred or paid by Indemnitee on account of that Claim and any and all amounts paid in settlement of that Claim (including all interest, assessments, and other charges paid or payable in connection with or in respect of such Expenses, judgments, fines, penalties, or amounts paid in settlement) for which such indemnification is not permitted (“Contribution Amounts”), in such proportion as is appropriate to reflect the relative fault with respect to the Indemnifiable Event giving rise to the Contribution Amounts of Indemnitee, on the one hand, and of the Corporation and any and all other parties

(including officers and directors of the Corporation other than Indemnitee) who may be at fault with respect to such Indemnifiable Event (collectively, including the Corporation, the “Third Parties”) on the other hand.

(b) Relative Fault. The relative fault of the Third Parties and the Indemnitee shall be determined (i) by reference to the relative fault of Indemnitee as determined by the court or other governmental agency assessing the Contribution Damages or (ii) to the extent such court or other governmental agency does not apportion relative fault, by the Reviewing Party (which shall include Special Counsel) after giving effect to, among other things, the relative intent, knowledge, access to information, and opportunity to prevent or correct the applicable Indemnifiable Event and other relevant equitable considerations of each party. The Corporation and Indemnitee agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does take account of the equitable considerations referred to in this Section 7(b).

8. Burden of Proof. In connection with any determination by the Reviewing Party or otherwise as to whether Indemnitee is entitled to be indemnified under any provision of this Agreement or to receive contribution pursuant to Section 7 of this Agreement, the burden of proof shall be on the Corporation to establish that Indemnitee is not so entitled.

9. No Presumption. For purposes of this Agreement, the termination of any claim, action, suit, or proceeding, by judgment, order, settlement (whether with or without court approval), or conviction, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that Indemnitee did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable law.

10. Action of Others. The knowledge and/or actions, or failure to act, of any director, officer, agent, or employee of the Corporation shall not be imputed to the Indemnitee for purposes of determining the right to indemnification under this Agreement.

11. Indemnitee’s Individual Capacity. The Corporation acknowledges that the Indemnitee is undertaking to act as a director, member of a committee of the Board of Directors, officer, employee, trustee, agent, or fiduciary of the Corporation at the request of the Corporation and solely in the Indemnitee’s individual capacity and not in any capacity as a director, officer, member, partner, employee, trustee, or other representative of any other corporation, partnership, association, business trust, trust, or similar organization or entity. The Corporation covenants and agrees to indemnify any such organization or entity from and against any and all Claims, judgments, fines, or penalties assessed against or incurred or paid by such organization or entity and any and all amounts paid in settlement (including all interest, attorneys’ and expert witnesses’ fees, and other charges paid or payable in connection with such Claims, judgments, fines, penalties, or amounts paid in settlement) with respect to any action or inaction taken in the course of the Indemnitee’s duties as a director, member of a committee of the Board of Directors, officer, employee, trustee, agent, or fiduciary of the Corporation, or at the request of the Corporation as a director, member of a committee of the Board of Directors, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise.

12. Non-exclusivity. The rights of Indemnitee hereunder shall be in addition to any other rights Indemnitee may have under the Corporation’s By-laws or Certificate of Incorporation or the Delaware General Corporation Law or otherwise. To the extent that a change in the Delaware General Corporation Law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under the Corporation’s By-laws or Certificate of Incorporation and this Agreement, it is the intent of the parties hereto that Indemnitee shall enjoy by this Agreement the greater benefits so afforded by that change.

13. Liability Insurance. Except as otherwise agreed to by the Corporation and Indemnitee in a written agreement, to the extent the Corporation maintains an insurance policy or policies providing directors’ and officers’ liability insurance, Indemnitee shall be covered by that policy or those policies, in accordance with its or their terms, to the maximum extent of the coverage available for any Corporation director or officer.

14. Period of Limitations. No legal action shall be brought and no cause of action shall be asserted by or on behalf of the Corporation or any affiliate of the Corporation against Indemnitee or Indemnitee’s spouse, heirs, executors, or personal or legal representatives after the expiration of five years from the date of accrual of that cause of action, and any claim or cause of action of the Corporation or its affiliate shall be extinguished and deemed released unless asserted by the timely filing of a legal action within that five-year period; provided, however, that, if any shorter period of limitations is otherwise applicable to any such cause of action, the shorter period shall govern.

15. Amendments. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar) nor shall that waiver constitute a continuing waiver.

16. Subrogation. In the event of payment under this Agreement, the Corporation shall, subject to the conflicting rights of an insurer pursuant to any policy contemplated by Section 13 hereof, be subrogated to the extent of that payment to all of the rights of recovery of Indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure those rights, including the execution of the documents necessary to enable the Corporation effectively to bring suit to enforce those rights.

17. No Duplication of Payments. The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against Indemnitee to the extent Indemnitee has otherwise actually received payment (under any insurance policy for which the premiums are paid by the Corporation, provision of the Corporation’s Certificate of Incorporation or By-laws, or otherwise) of the amounts otherwise indemnifiable hereunder.

18. Binding Effect. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns (including any direct or indirect successor by purchase, merger, consolidation, or otherwise to all or substantially all of the business or assets of the Corporation), spouses, heirs, and personal and legal representatives. This Agreement shall continue in effect regardless of whether Indemnitee continues to serve as a as a director, member of a committee of the Board of Directors, officer, employee, trustee, agent, or fiduciary of the Corporation, or at the request of the Corporation as a director, member of a committee of the Board of Directors, officer, employee, trustee, agent, or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise.

19. Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, that provision shall be fully severable; this Agreement shall be construed and enforced as if that illegal, invalid, or unenforceable provision had never comprised a part hereof; and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of that illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to the illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

20. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in that state without giving effect to the principles of conflicts of laws.

21. Dispute Resolution. Any and all claims, counterclaims, demands, causes of action, disputes, controversies, and other matters in question arising out of or relating to this Agreement, or the alleged breach hereof, or in any way relating to the subject matter of this Agreement or the relationship between the parties created by this Agreement (hereinafter referred to as a “Dispute”) shall, at the election of the Indemnitee, be finally resolved by either (A) binding arbitration administered by the American Arbitration Association (“AAA”) under the AAA Commercial Arbitration Rules and Expedited Procedures (the “Rules”) then in force, to the extent the Rules are not inconsistent with the provisions of this Agreement, or (B) litigation in any U.S. or state court in the States of Delaware or Texas having subject matter jurisdiction thereof and in which venue is proper (with such venue being at the election of the Indemnitee). The Corporation hereby consents to service of process (which shall be deemed given if in writing upon actual receipt (by any means) by the Corporation) and to appear in any such proceeding. Once the Indemnitee has made such an election, the Dispute must be resolved pursuant to the chosen dispute resolution procedure.

(a) Arbitration. In the event of an arbitration, the arbitral tribunal shall be composed of a single arbitrator (the “Arbitrator”) selected in accordance with the Rules. The seat of the arbitration shall be Dallas, Texas.

(i) Arbitration Awards. The Arbitrator’s award shall be entitled to all of the protections and benefits of a final judgment as to any Dispute, including compulsory counterclaims, that were or could have been presented to the tribunal, and shall be final and binding on the parties and non-appealable to the maximum extent permitted by law.

(ii) Confidentiality. Except to the extent necessary for proceedings relating to enforcement of this Agreement, any award made or granted pursuant hereto or other related rights of the parties hereunder, the fact of any arbitration hereunder, the arbitration proceeding itself, all evidence, memorials or other documents exchanged or used in such arbitration and the arbitrators’ award shall be maintained in confidence by the parties hereto to the fullest extent permitted by applicable law. However, a violation of this paragraph (ii) shall not affect the enforceability of this Agreement to arbitrate or any Arbitrator’s award.

(b) Costs of Arbitration or Court Proceedings. Without limiting the Indemnitee’s other rights under Section 5 or elsewhere herein, the costs of arbitration or court proceedings pursuant to this Section 21, including the parties’ reasonable attorneys’ fees, shall be paid by the Corporation.

(c) Special, Consequential, Exemplary, and Punitive Damages Authorized. The arbitrator or court, as applicable, in any proceeding pursuant to this Section 21 is hereby authorized to award special, consequential, exemplary, and/or punitive damages in favor of the Indemnitee in such amounts as the arbitrator or court shall determine to be warranted.

22. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

23. Notices. Whenever this Agreement requires or permits notice to be given by one party to the other, such notice must be in writing to be effective and shall be deemed delivered and received by the party to whom it is sent upon actual receipt (by any means) of such notice. Receipt of a notice by any officer of the Corporation (other than Indemnitee) shall be deemed receipt of such notice by the Corporation.

24. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but in making proof hereof it shall not be necessary to produce or account for more than one such counterpart.

[Signature Page Follows]

EXECUTED as of the date first written above.

THE CORPORATION:

CONCENTRA INC.

By:

INDEMNITEE:

EXHIBIT C

DEFINITION OF “CHANGE IN CONTROL”

As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following events:

(A) The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership of either (x) the then outstanding shares of Common Stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), such that Welsh, Carson, Anderson & Stowe VIII, L.P., ceases to own, in the aggregate, more than 50% of the Outstanding Company Common Stock or of the Outstanding Company Voting Securities; provided, however, that for purposes of this Subparagraph (A), the following acquisitions shall not constitute a Change of Control: (1) any acquisition of Company Common Stock or other Company voting securities directly from the Company as part of or in connection with a transaction which complies with clauses (1) and (2) of Subparagraph (C) below; (2) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (3) any acquisition by any corporation pursuant to a transaction which complies with clauses (1) and (2) of Subparagraph (C) below; or

(B) Individuals who, as of the date of the Plan, constitute the Board of Directors cease for any reason to constitute at least a majority of the Incumbent Board (as hereinafter defined); or

(C) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination: (1) Welsh, Carson, Anderson & Stowe VIII, L.P., beneficially owns, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); and (2) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(D) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

As used in this Agreement, “Incumbent Board” means the individuals who constitute the Board of Directors on the date hereof and any other individual who becomes a director of the Company after that date and whose election or appointment by the Board of

Directors or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Incumbent Board.